EXHIBIT 5

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2006.

Operational statistics for the month of September 2006 and the comparative figures for the previous month are as follows:-

	September 2006	August 2006

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	103.117 million	102.223 million
- Post-paid Subscribers	52.501 million	51.921 million
- Pre-paid Subscribers	50.616 million	50.302 million
Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	8.045 million	7.151 million
- Post-paid Subscribers	4.335 million	3.755 million
- Pre-paid Subscribers	3.710 million	3.396 million
Aggregated Number of CDMA Cellular Service Subscribers	35.398 million	35.062 million
- Post-paid Subscribers	32.499 million	32.208 million
- Pre-paid Subscribers	2.899 million	2.854 million
Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	2.676 million	2.340 million
- Post-paid Subscribers	2.489 million	2.198 million
- Pre-paid Subscribers	0.187 million	0.142 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.3740 billion	7.3391 billion
- Domestic Long Distance	8.2585 billion	7.2385 billion
- International, Hong Kong, Macau & Taiwan Long- Distance	0.1155 billion	0.1006 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	9.9327 billion	8.8671 billion
- Domestic Long Distance	9.8506 billion	8.7945 billion
- International, Hong Kong, Macau & Taiwan Long- Distance	0.0821 billion	0.0726 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	5.631 million	5.768 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of August 2006 and September 2006 are aggregated data reported at 24:00 on 31 August 2006 and 30 September 2006 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of September 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 30 September 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of August 2006 and September 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 19 October 2006